Exhibit 99.i

FOR IMMEDIATE RELEASE	Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
October 8, 2010	Company Contact Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. IS WINNING BIDDER FOR
AMERICAN SAFETY RAZOR

St. Louis, Missouri, October 8, 2010 – Energizer Holdings, Inc., [NYSE: ENR], announced today that it was the winning bidder for American Safety Razor (ASR) in bankruptcy court proceedings.  Energizer signed an agreement with ASR to purchase substantially all of ASR’s assets for $301 million in cash and the assumption of certain liabilities.  The acquisition is subject to regulatory approval.

Energizer is the parent company of Schick Wilkinson Sword (SWS), the second largest manufacturer and marketer of men’s and women’s wet shave products in the world.  SWS products are sold in over 140 countries, and its portfolio of products includes Hydro, Quattro, Intuition, Xtreme 3, and Protector.

With over 135 years of experience, ASR is the fourth largest manufacturer and distributor of wet shave products and is a leading supplier of private-label razors and blades.  ASR’s value priced products are sold throughout the world to mass merchandisers, drug stores and supermarkets under store brand names as well as under ASR’s brands, including Magnum, X5, Matrix 3, Mystique, and Personna.

“This is an exciting time for Energizer Holdings, Inc. and Energizer Personal Care,” said Ward Klein, Chief Executive Officer, Energizer Holdings, Inc.  “The addition of ASR’s strength in the private label wet shave business provides an important strategic fit and opportunity for the Energizer Personal Care business.  As it relates to ASR's wet shave private label business, our plan is to maintain and even strengthen our commitment to this segment of the business.  The addition of ASR to our SWS business broadens our product portfolio, enhances our ability to deliver total category solutions to our retail customers, and provides us with greater scale to effectively compete in an increasingly competitive marketplace.  We are excited to go to market with these two complementary businesses. ”

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of household and personal care products. Energizer's Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands. Energizer's Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men's and women's shaving systems and disposables; Edge(R) and Skintimates(R) shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes.